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                                                                          (h)(1)

                                   STOCK SALE
                                   AGREEMENT


     The Agreement dated as of November 1, 1983, between NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION, a stock company organized under the laws of Delaware ("NYLIAC"), and NEW YORK LIFE MFA SERIES FUND, INC., a corporation organized under the laws of Maryland (the "MFA Series Fund"):


                                   WITNESSETH:

     WHEREAS, the MFA Series Fund will serve as the investing medium for separate accounts established by NYLIAC ("Separate Accounts") under Section 2932 of the Delaware Insurance Code; and

     WHEREAS, the MFA Series Fund desires to sell its shares to the Separate Accounts, to NYLIAC itself and to organizations approved by NYLIAC (the Separate Accounts, NYLIAC and the other organizations being herein collectively called "Prospective Purchasers"); and

     WHEREAS, some of the Prospective Purchasers now desire to purchase shares of the MFA Series Fund and other Prospective Purchasers may desire to do so.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Sales of Shares to Prospective Purchasers. The MFA Series Fund will sell its shares at the "net asset value" of such shares (as defined in the preliminary prospectus, dated August 24, 1983,



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                                      -2-


forming part of the registration statement of the MFA Series Fund (No. 2-86082 under the Securities Act of 1933) to such of the Prospective Purchasers as shall request the MFA Series Fund to sell its shares to them. Such sales will be made by the MFA Series Fund in such amounts as may be requested from time to time by the Prospective Purchasers at the net asset value as next determined after any such request is received by the MFA Series Fund. The MFA Series Fund will take such steps as may be necessary to provide a sufficient number of its shares to meet the requests of the Prospective Purchasers. Neither NYLIAC nor any of the other Prospective Purchasers shall be under any obligation to purchase shares of the MFA Series Fund at any time or in any amount.

     2. No Sales to Others; Redemptions. The MFA Series Fund will not, so long as this Agreement remains in effect,
          (a)   sell its shares to any person other than Prospective Purchasers;
          or
          (b) change the terms and conditions for the redemption of its shares set forth in the preliminary prospectus referred to in paragraph 1.
     3. Termination of Agreement. This Agreement may be terminated at any time by NYLIAC on 360 days' written notice to the MFA Series Fund or by the MFA Series Fund on 360 days' written notice to NYLIAC.


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                                      -3-


     4. Notices. Any notice under this Agreement shall be in writing and if to the MFA Series Fund, delivered or mailed postage prepaid to it at 372 Park Avenue South, New York, New York 10010, or at any other address that the MFA Series Fund may hereafter designate by written notice to NYLIAC, and if to NYLIAC, delivered or mailed postage prepaid to it at 51 Madison Avenue, New York, New York 10010, or at any other address that NYLIAC may hereafter designate by written notice to the MFA Series Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate name, and their respective corporate seals to be affixed and attached, all as of the date first above written.


                                             NEW YORK LIFE INSURANCE
                                             AND ANNUITY CORPORATION

[Corporate Seal]                             By
                                               -----------------------------
                                                        President

Attest:

           [SIG]
-------------------------------
   Assistant Secretary


                                             NEW YORK LIFE MFA SERIES FUND, INC.

                                             By            [SIG]
                                               -----------------------------
                                                         President


Attest:

           [SIG]
-------------------------------
   Assistant Secretary